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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-A

               For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934


                            Cooper Industries, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                      Ohio                                  31-4156620
    (State of Incorporation or Organization)             (I.R.S. Employer
                                                        Identification No.)

       1001 Fannin, Suite 4000, Houston, Texas                   77002
       (Address of Principal Executive Offices)               (Zip Code)

     If this Form relates to the           If this Form relates to the
     registration of a class of debt       registration of a class of debt
     securities and is effective upon      securities and is to become
     filing pursuant to General            effective simultaneously with
     Instruction A(c)(1) please            the effectiveness of a concurrent
     check the following box.      [ ]     registration statement under the
                                           Securities Act of 1933 pursuant to
                                           General Instruction A(c)(2) please
                                           check the following box.     [x]

       Securities to be registered pursuant to Section 12(b) of the Act:


            Title of Each Class                 Name of Each Exchange on Which
            to be so Registered                 Each Class is to be Registered
            -------------------                 ------------------------------

            ____% Exchangeable Notes            New York Stock Exchange
             due __________, 1998



       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                            INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.



                 A description of the Registrant's ___% Exchangeable Notes Due ___, 1998 (DECSsm) is set forth under the caption "Description of the DECS" beginning on page 11 of the preliminary Prospectus dated November 30, 1995 included in Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (File No. 33-63457) filed by the Registrant on November 30, 1995, which description is incorporated herein by reference. The definitive description of such securities will be contained in the definitive Prospectus which will be filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and which shall be deemed to be incorporated by reference herein.


Item 2.  Exhibits.


         A. Form of Indenture, between Cooper Industries, Inc. and Texas Commerce Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Form S-3 Registration Statement No. 33-63457).

         B. Form of First Supplemental Indenture between Cooper Industries, Inc. and Texas Commerce Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 of Form S-3 Registration Statement No. 33-63457).


         C.      Form of DECS (Exchangeable Note) (incorporated by reference to
                 Exhibit 4.3 of Form S-3 Registration Statement No. 33-63457).





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                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         COOPER INDUSTRIES, INC.



Date:  December 5, 1995                     /s/ Diane K. Schumacher
                                            Senior Vice President, General
                                            Counsel & Secretary






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